BRT APARTMENTS CORP. ANNOUNCES QUARTERLY DIVIDEND

– Increases Current Stock Repurchase Authorization –

Great Neck, New York – December 4, 2023 – BRT Apartments Corp. (NYSE:BRT) announced that its Board of Directors declared a quarterly dividend of $0.25 per share. The dividend is payable January 5, 2024, to stockholders of record at the close of business on December 20, 2023. The Company estimates that substantially all of this dividend will be included in 2024 taxable income.

The Company also announced that its Board of Directors authorized the replenishment of its August 2023 stock repurchase authorization. From mid-August 2023 through December 1, 2023, the Company repurchased approximately $7.2 million of shares at a weighted average price of approximately $17.95 per share. As of today, the Company is authorized to repurchase, through 2025, $10 million of shares of its common stock in open market or private transactions.

About BRT Apartments Corp:

BRT is a real estate investment trust that owns, operates and, to a lesser extent, develops multi-family properties. Additional information on BRT, its operations and portfolio, is available at BRT’s website at: www.brtapartments.com.. Interested parties are encouraged to review BRT’s Form 10-K for the year ended December 31, 2022 and its other reports filed thereafter with the Securities and Exchange Commission for additional information.

Contact:

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone: (516) 466-3100
Email: investors@BRTapartments.com
www.BRTapartments.com